SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                        SCHEDULE 14C INFORMATION
         Information Statement Pursuant to Section 14(c) of the
                    Securities Exchange Act of 1934

CHECK THE APPROPRIATE BOX:

     [X]  Preliminary Information Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

     [ ]  Definitive Information Statement

                   ANCHOR PACIFIC UNDERWRITERS, INC.
              (Name of Registrant As Specified in Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

     [X]  No Fee Required.

     [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
          1)   Title of each class of securities to which transaction applies:
               N/A
          2)   Aggregate number of securities to which transaction applies: N/A
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth in the amount on which the filing fee is calculated and state how it was determined): N/A
          4)   Proposed maximum aggregate value of transaction: N/A
          5)   Total fee paid: N/A

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          1)   Amount Previously Paid: N/A
          2)   Form, Schedule or Registration Statement No.: N/A
          3)   Filing Party: N/A
          4)   Date Filed: N/A

                   ANCHOR PACIFIC UNDERWRITERS, INC.
                     1800 SUTTER STREET, SUITE 400
                           CONCORD, CA 94520

        NOTICE OF STOCKHOLDER ACTION IN LIEU OF SPECIAL MEETING


TO THE STOCKHOLDERS
OF ANCHOR PACIFIC UNDERWRITERS, INC.

      This Information Statement is furnished to the stockholders of Anchor Pacific Underwriters, Inc. (the "Company") in connection with the following corporate action approved by the written consent of the stockholders of the Company which own sufficient voting securities of the Company to approve such action:

          An amendment to Article FOURTH of the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, par value $.02 per share, of the Company from 16,000,000 shares to 50,000,000 shares, and to increase the number of authorized shares of preferred stock, par value $.02 per share, of the Company from 2,000,000 shares to 2,500,000 shares.

      We are not asking you for a proxy and you are requested not to send us a proxy. Your vote or consent is not requested or required to approve the above amendment. This Information Statement is provided solely for your information. This Information Statement also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of the stockholders of the Company.


                                   By Order of the Board of Directors
                                   Carol Haynosch
                                   Secretary

April ___, 2000













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



--------------------------------------------------------------------------------

                         INFORMATION STATEMENT

--------------------------------------------------------------------------------



GENERAL INFORMATION

      This Information Statement is furnished by Anchor Pacific Underwriters, Inc., a Delaware corporation (the "Company"), in connection with the following corporate action approved by stockholders of the Company which own sufficient voting securities of the Company to approve such actions:

          An amendment to Article FOURTH of the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock, par value $.02 per share, of the Company from 16,000,000 shares to 50,000,000 shares, and to increase the number of authorized shares of preferred stock, par value $.02 per share, of the Company from 2,000,000 shares to 2,500,000 shares.

      As more fully described in this Information Statement, the foregoing corporate action is being taken in order to, among other things, allow the Company to issue additional shares of its common stock, par value $.02 per share (the "Common Stock") and additional shares of its preferred stock, par value $.02 per share (the "Preferred Stock").

      There are currently 4,710,055 shares of Common Stock issued and outstanding and 3,908,579 shares of Common Stock reserved for issuance upon exercise options, warrants and similar rights to acquire shares of Common Stock. On March 9, 2000, the Company entered in to a Securities Purchase Agreement (the "Purchase Agreement") with Ward North America Holding, Inc., a California corporation ("Ward"), pursuant to which Ward purchased from the Company 1,853,300 shares of Series A Preferred Stock, par value $.02 (the "Series A Preferred"). Each share of Series A Preferred is convertible into ten (10) shares of Common Stock. In addition, Ward previously had purchased $500,000 of convertible debt instruments in the form of a Series E Convertible Debentures (the "Series E Debentures"), which are convertible, subject to the terms and conditions thereof, into 1,000,000 shares of Common Stock. The Series E Debentures also included a warrant to acquire 300,000 shares of Common Stock at $.50 per share. In connection with the equity and debt financing provided by Ward, a $1,000,000 convertible loan facility was also made available to the Company (the "Convertible Loan"). The Convertible Loan is convertible into shares of Series A Preferred, which, in turn, may be converted into shares of Common Stock.

      As is more fully described in this Information Statement, the foregoing corporate action was taken in order to, among other reasons, allow the Company to reserve a sufficient number of shares of Common Stock for issuance upon conversion of shares of Series A Preferred, the conversion of the Series E Debentures and the exercise of warrants. If the number of authorized shares of Common Stock were not increased, there could be instances where not enough shares of Common Stock would be available for issuance upon conversion of shares of Series A Preferred, the conversion of the Series E Debentures, or the exercise of warrants. See "The Transaction". In reviewing the equity and debt financing provided by Ward, stockholders should give attention to the matters set forth under the caption "Certain Considerations" commencing on page 10 of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

      The approximate date upon which this Information Statement will first be sent to stockholders is April 21, 2000.

          THE ACTIONS DESCRIBED HEREIN HAVE BEEN APPROVED BY STOCKHOLDERS OF THE COMPANY WHICH OWN SUFFICIENT VOTING SECURITIES TO APPROVE SUCH ACTIONS. YOUR VOTE OR CONSENT IS NOT REQUESTED OR REQUIRED TO APPROVE SUCH ACTION. THIS INFORMATION STATEMENT IS PROVIDED SOLELY FOR YOUR INFORMATION

                           TABLE OF CONTENTS

                                                                            Page
INFORMATION STATEMENT. . . . . . . . . . . . . . . . . . . . . . . . . .      1
     General Information . . . . . . . . . . . . . . . . . . . . . . . .      1

AMENDMENT TO THE CERTIFICATE OF INCORPORATION. . . . . . . . . . . . . . .    4
     The Amendment. . . . . . . . . .. . . . . . . . . . . . . . . . . . .    4
     Reason for Adoption . . . . . . . . . . . . . . . . . . . . . . . . .    5
     The Transaction - Potential Advantages and Disadvantages. . . . . . .    5

THE TRANSACTION. . . . .  . . . . . . . . . . . . . . . . . . . . . . . . .   7
     General . . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . .   7
     Factors Considered by the Board of Directors. . . . . . . . . . . . .    8
     Certain Considerations. . . . . . . . . . . . . . . . . . . . . . . .   10
     Change in Control of Company. . . . . . . . . . . . . . . . . . . . .   11
     No Appraisal Rights . . . . . . . . . . . .  . . . . . . . . . . . .    11
     Regulatory Requirements . . . . . . . . . . . . . . . . . . . . . . .   11

CERTAIN INFORMATION CONCERNING THE COMPANY . . . . . . . . . . . . . . . .   12
     Description of Common Stock . . . . . . . . . . . . . . . . . . . . .   12
     Information Relating to the Company's Voting Securities . . . . . . .   12

--------------------------------------------------------------------------------

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

--------------------------------------------------------------------------------

THE AMENDMENT

      The Board of Directors of the Company (the "Board of Directors") has unanimously approved the following amendment to the Company's Certificate of Incorporation, as amended, and a majority of the Company's Common Stock shareholders have provided their written consent to such amendment:

      NOW, THEREFORE, BE IT RESOLVED, that Article FOURTH of the Corporation's Certificate of Incorporation be amended to read as follows:


          "This corporation is authorized to issue two classes of shares designated, respectively, 'Common Stock' and 'Preferred Stock.' The authorized number of shares of Common Stock is 50,000,000 and the authorized number of shares of Preferred Stock is 2,500,000. The stock, whether Preferred Stock or Common Stock, shall have a par value of $.02 per share."

      As of March 9, 2000, the Company had 4,710,055 shares of Common Stock outstanding. James R. Dunathan, Earl Wiklund, Steve Gonsalves, Donald Putnam, James Wieking, Audie Dudum, Lawrence Hayes, R. William MacCullough, Michael Sanford and Guarantee Life Insurance (collectively, the "Consenting Shareholders"), who hold in the aggregate 2,438,743 shares of Common Stock, which represents approximately 51.78% of the issued and outstanding shares of Common Stock of the Company, consented to the Amendment. On such date, James Dunathan served as the President, Chief Executive Officer and a Director of the Company and Earl Wiklund served as the Chief Financial Officer, Senior Vice President and a Director of the Company. Audie Dudum was the Chairman of the Board of Directors and Messrs. Gonsalves, Putnam, Wieking, Hayes, MacCullough and Stanford served as Directors of the Company.

          ACCORDINGLY,   THE  VOTE  OR   CONSENT   OF  THE   OTHER
          STOCKHOLDERS OF THE COMPANY IS NOT REQUESTED OR REQUIRED TO APPROVE SUCH AMENDMENT.

REASON FOR ADOPTION

      As of the date of this Information Statement, there are 4,710,055 shares of Common Stock issued and outstanding. The Company's Certificate of Incorporation, as amended, currently authorizes a maximum of 16,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. The purposes of this amendment are to increase the authorized shares of Common Stock from 16,000,000 to 50,000,000 shares are to provide sufficient available shares of Common Stock:
(i) to permit the Company to issue shares of Common Stock or Preferred Stock to Ward upon the conversion of certain securities issued or indebtedness incurred in connection with the Transaction (as defined below); and (ii) for issuance in any private or public offerings, any acquisitions or any other issuances of shares of Common Stock or Preferred Stock by the Company as they may be authorized pursuant to the actions of the Board of Directors. See "The Transaction."

THE TRANSACTION - POTENTIAL ADVANTAGES AND DISADVANTAGES

      The amendment to the Certificate of Incorporation was approved in connection with the equity and debt financing (the "Transaction") provided to the Company by Ward pursuant to the terms of a Securities Purchase Agreement dated March 9, 2000 (the "Purchase Agreement"), as more fully described below under the caption "The Transaction." In connection with its approval of the Transaction, the Board of Directors considered and reviewed various factors, including, without limitation, the financial position of the Company, the Company's results of operations, the prospects for alternative transactions, the possible synergistic and expansion opportunities associated with the Transaction, and the ability of the Company to secure alternative equity or debt financing, either through perspective investors or strategic alliances. In reaching its decision to approve the Transaction, the Board of Directors identified the following potential benefits of the Transaction:

          The determination that the Transaction is fair, from a financial point of view, to the Company's stockholders.

          The determination that, as a result of such refinancing, the Company would remedy outstanding defaults with respect to its borrowings and would not be at risk with respect to any acceleration of its outstanding borrowings and foreclosure on the assets of the Company pursuant to security interests granted by the Company in connection with such borrowings.

          The belief that it is unlikely that the Company would have adequate capital and other resources if it did not complete the Transaction or an alternative transaction, based on the then existing financial condition of the Company.

          The belief that the Company will be able to benefit through its association with Ward, including the availability of increased financial resources and an ability to attract additional capital in the future.

          The belief that Ward could offer strategic relationships and enhance the Company's ability to market its products and services to additional customers.

      In the course of its deliberations, the Board of Directors also reviewed and considered several possible risks associated with the Transaction, including the following:

          The Board of Directors recognized that as a result of the Transaction, Ward could determine the outcome of the election of the directors and thereby control the Company.

          Under Delaware General Corporate Law, the Company's stockholders were not entitled to appraisal rights in connection with the Transaction.

      For additional information with respect to the foregoing factors, see "The Transaction - Factors Considered by the Board of Directors" and "The Transaction
- Certain Considerations."

--------------------------------------------------------------------------------

                            THE TRANSACTION

--------------------------------------------------------------------------------


GENERAL

      On November 29, 1999, the Company and Ward executed a letter of intent whereby Ward would acquire a controlling ownership interest in the Company and nominees of Ward would assume a majority of the seats on the Company's Board of Directors. The November 29, 1999 letter of intent was further modified by the parties pursuant to a February 18, 2000 binding Letter Agreement that specifically bound the parties to certain funding and structural commitments.

      Effective March 9, 2000, the Company and Ward entered into a Securities Purchase Agreement ("Agreement") which superseded and replaced in its entirety the binding Letter Agreement dated February 18, 2000 and letter of intent dated November 29, 1999. The basic terms of the Agreement provide that Ward would purchase from the Company a package of debt and equity securities and that it would make available a $1,000,000 loan facility. The specific securities and loan facility are described below:

      (a) Series E Convertible Debentures (the "Series E Debentures") in the principal amount of $500,000; paying 10% interest; two year maturity with a provision that provides for repayment on July 1, 2000, if requested by Ward; conversion price of $0.50 per share; "Piggyback" registration rights for three years; for each $5,000 of Series E Debentures acquired, Ward received a five year warrant to acquire 300,000 shares of the Company's common stock at an exercise price of $0.50 per share; and subordination provisions that subordinates the Series E Debentures to the Company's "Senior Debt" (as defined in the Series E Debentures). The Series E Debentures are superior to all other debentures of the Company, including without limitation those Series A, B, C and D Debentures, and shall constitute "Senior Debt" for purposes of those debentures. As of March 24, 2000, Ward has invested $500,000 in the Series E Debentures;

      (b) a $200,000 bridge loan facility to the Company evidenced by a promissory note ("Bridge Loan"); bearing interest at the rate of 10% per annum with a maturity date of July 1, 2000. The principal amount and all accrued interest under the Bridge Loan were, at the election of Ward, applied toward the purchase of Series A Convertible Preferred stock, described below;

      (c) 1,853,300 shares of Series A Preferred stock ("Series A Preferred") at a purchase price of $2,000,000, which would constitute 62.6% of Anchor's common stock on a fully diluted basis; and

      (d) a $1,000,000 convertible loan facility (the "Convertible Loan") which was made available immediately following the closing of the purchase of the Series A Preferred. The Convertible Loan shall be convertible, at Ward's option, into shares of Series A Preferred stock which are further convertible into a number of shares of common stock, which, when added to the shares of common stock issued or issuable pursuant to the Series E Debentures (not including the warrants accompanying the Series E Debentures) and other shares of Series A Preferred issued to Ward, would constitute 73.5% of the Company's common stock on a fully-diluted basis following such conversion, assuming the maximum amount of $1,000,000 was borrowed by the Company pursuant to the Convertible Loan.

      Under the terms of the Agreement, Ward agreed that during the 36 month period following the closing of the Transaction neither Ward nor its affiliates would make any further acquisitions of the Company's securities unless Ward first made a tender offer (the "Tender Offer") to buy all of the shares of the Company's common stock not then owned by Ward or its affiliates at a purchase price equal to the greater of: (i) $0.80 per share (as adjusted for stock splits, combinations or dividends with respect to such shares) or (ii) the price per share determined by assuming the value of the Company to the be equal to the Company's earnings before income taxes ("EBIT") for the twelve (12) full calendar months preceding the month in which the offer is made, multiplied by six (6) and divided by the number of shares outstanding of the Company on a fully diluted basis.

      In connection with Transaction, all of Company's directors resigned with the exception of James R. Dunathan. Gordon Silverstein, Donald Putnam and R. William MacCullough resigned on March 9, 2000. Earl Wiklund, Audie Dudum, James Wieking, Michael Sanford, Lawrence Hayes and Steven Gonsalves resigned on March 14, 2000. As the sole remaining director, Mr. Dunathan appointed Jeffrey S. Ward, Kevin P. Jasper, Russ A. Whitmarsh, Gerard A.C. Bakker, William Beasley and John F. Darden to the Board of Directors.

FACTORS CONSIDERED BY THE BOARD OF DIRECTORS

      In connection with approval of the Transaction, the Board of Directors considered the relative value of the Company, the financial condition of the Company, the Company's need for additional capital for continued operations, the potential benefits of the Transaction and the risks of the Transaction to the Company's existing stockholders. The Board of Directors determined that the amount paid by Ward to acquire the shares of Common Stock and Series A Preferred pursuant to the Agreement and the terms and conditions of the Series E Debentures and the Convertible Loan are fair, from a financial point of view, to the Company's stockholders.

      In early 1999, in an attempt to bolster the Company's deteriorating financial position, the Board of Directors directed James R. Dunathan to investigate alternative sources of financing for the Company. In order to fund operations, the Company continued to issue convertible debt instruments. This increasing level of indebtedness had important consequences for the Company, including: (i) cash flow from operations dedicated to payment of principal and interest on its indebtedness was not available for capital expenditures or other purposes; (ii) the Company's level of indebtedness limited its flexibility in planning for or reacting to changes in its business; and (iii) the Company's level of indebtedness made it more vulnerable in the event of a downturn in its business or the economy in general. Had the Company been unable to generate cash flow from operations or obtain additional financing for debt service requirements, the Company faced substantial liquidity problems. Under the circumstances, the Board of Directors determined that the Transaction eliminated or substantially reduced the likelihood of the foregoing consequences occurring.

      The Board of Directors believed that the Company will benefit from its association with Ward which has prior and current experience in the claims administration and risk management for general insurance, workers' compensation, automobile, professional liability and employment practice liability businesses.

      In addition to the synergistic benefits, the Board of Directors believed that the capital contribution would increase the Company's capital base and that the relationship with Ward would improve the Company's ability to pursue further expansion opportunities, and thereby enhance the Company's long-term growth prospects. The Board of Directors believed that it is unlikely that the Company would have had adequate resources or capital to implement its business plan if it did not complete the Transaction, based on the then existing financial condition of the Company.

      The Board of Directors also reviewed and considered several possible risks associated with the Transaction, including, among others, the assumption of debt and the change in control that resulted from the Transaction. For a description of such possible risks, see "Certain Considerations" immediately below. Based on the foregoing considerations as well as those discussed elsewhere herein, the Board of Directors determined that the terms and conditions contemplated by the Transaction were fair and in the best interest of the Company and its stockholders.

CERTAIN CONSIDERATIONS

      In addition to the other information contained in this Information Statement, the Company's stockholders should be aware of the following risks related to the Transaction and the Company.

      Losses from Operations and Need for Financing. During the past several years, the Company sustained losses from operations. The Company incurred net losses of $2,477,971 and $775,330 during the last two fiscal years ended December 31, 1999 and 1998, respectively. The Company expects to require additional financing in order to fully implement the Company's business strategy. To raise such additional financing, the Company may have to seek such funds through alternative public or private equity or debt financing. Should the Company raise capital through an equity financing arrangement, the then existing stockholders may experience substantial additional dilution in their investment in the Company. Should such alternative financing not be obtained, the Company may have to decline certain projects where the cost of financing would reduce the profit to minimal amounts. There is no assurance that any such alternative financing is available to the Company on competitive terms. At the present time, there are no agreements, understandings or arrangements with any parties, other than Ward, with respect to additional financing for the Company.

      Competition. The insurance claims administration and service business is highly competitive and there are many claims administration and service organizations who actively compete with the Company in every area of its business. The Company competes directly with national insurance administrators, insurance companies and health maintenance organizations that market their own products, through independent agencies, brokers and third-party administrators, as well as with entities which self insure or sponsor other insurance programs. Many of these competitors are larger than the Company and have greater resources. The Company seeks to compete by specializing in specific market segments, developing specialty products for those markets, and maintaining relationships with consumers by providing personal service normally associated with small local businesses, together with the expertise, flexibility and diversity of products that can only be provided by a larger firm.

      No Appraisal Rights. Under the applicable provisions of the Delaware General Corporation Law, the Company's stockholders are not entitled to any dissenters' appraisal rights in connection with the Transaction or any other transaction described in this Information Statement.

      No Dividends. Due to sustained losses, the Company has not paid any cash dividends on the Common Stock, and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Rather, the Company intends to retain earnings, if any, to provide funds for general corporate purposes and the expansion of the Company's business. The payment of any future dividends by the Company will be dependent upon the earnings of the Company, its financial requirements and other relevant factors.

      Control by Principal Stockholder. Upon conversion of the Series A Preferred, the Series E Debentures and the Convertible Loan, Ward will own approximately 74.5% of the issued and outstanding shares of Common Stock. As a result, Ward is in a position to determine the outcome of the election of directors and thereby control the Company.

CHANGE IN CONTROL OF COMPANY

      A change in control of the Company occurred upon the closing of the Transaction. See "The Transaction General." As discussed above, Ward is in a position to determine the outcome of the election of directors and thereby control the Company.

NO APPRAISAL RIGHTS

      Under the applicable provisions of the Delaware General Corporation Law, the Company's stockholders are not entitled to any dissenters' appraisal rights in connection with the Transaction or any other transaction described in this Information Statement.

REGULATORY REQUIREMENTS

      The Company is not aware of any federal or state regulatory requirements that must be complied with or regulatory approval that must be obtained in connection with the Transaction, other than the filing of: (i) a Certificate of Amendment to the Company's Certificate of Incorporation pursuant to the applicable provisions of the Delaware General Corporation Law; (ii) this Information Statement on Schedule 14C with the SEC; and (iii) an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as a result of a change in majority of directors of the Board of Directors.

--------------------------------------------------------------------------------

               CERTAIN INFORMATION CONCERNING THE COMPANY

--------------------------------------------------------------------------------

DESCRIPTION OF COMMON STOCK

      Holders of the Common Stock are entitled to one vote for each share held by them of record on the books of the Company in all matters to be voted on by the Company's stockholders. No cumulative voting of the Common Stock is permitted. Holders of the Common Stock do not have any conversion, preemptive or preferential rights with respect to the Common Stock. The holders of the Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. There are no redemptive or sinking fund provisions applicable to the Common Stock. The Common Stock is eligible for trading on the Over the Counter Bulletin Board under the symbol APUX.

INFORMATION RELATING TO THE COMPANY'S VOTING SECURITIES

      The outstanding voting securities of the Company include the Common Stock and the Series A Preferred, which vote on a 10 for 1, as converted basis. As of March 9, 2000, there were 4,710,055 shares of Common Stock, issued and outstanding.




                                 ANCHOR PACIFIC UNDERWRITERS, INC.



                                 By:  /s/ Carol Haynosch
                                      -------------------------------
                                      Name: Carol Haynosch
                                      Title: Secretary